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                                                                    EXHIBIT 99.1

            [LETTERHEAD OF EINSTEIN/NOAH BAGEL CORP. APPEARS HERE]


                                               Analyst Contact:  Nancy Shipp
                                                                 303-216-3738


          EINSTEIN/NOAH BAGEL CORP. GRANTED EXTENSION TO MEET NASDAQ
                              LISTING REQUIREMENTS

GOLDEN, Colo., December 2, 1999 - Einstein/Noah Bagel Corp. (Nasdaq: ENBX) today announced that the Company's common stock will continue to be listed on the Nasdaq SmallCap Market under an exception from the net tangible assets/market capitalization/net income and bid price requirements.

While Einstein/Noah Bagel Corp. failed to meet these requirements as of the end of its third fiscal quarter on October 3, 1999 and had been notified by the Nasdaq Stock Market that its common stock would be delisted, the Company was granted a temporary exception from these requirements until March 3, 2000. Under the terms of the exception, the Company's common stock will remain listed on the Nasdaq SmallCap Market if, among other conditions, the Company completes a balance sheet restructuring prior to March 3, 2000, and, as a result, satisfies the requirements for initial listing of the common stock.

In the event the Company's common stock should cease to be listed on the Nasdaq SmallCap Market, the Company currently expects that the common stock would be quoted on the OTC Bulletin Board. Delisting of the common stock from the Nasdaq could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Company's common stock.

For the duration of the exception period, the Company's Nasdaq symbol will be ENBXC.

Currently, there are 538 ENBC retail bagel stores in 29 states and the District of Columbia operating under the Einstein Bros.(R) Bagels and Noah's New York Bagels(R) brand names. Einstein Bros. and Noah's stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads.


Certain statements in this release constitute "forward-looking statements" and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, the successful restructuring of the Company's balance sheet and other factors referenced in the Company's filings with the Securities and Exchange Commission.

                           14103 Denver West Parkway
                               Golden, CO 80401
                                 303-215-9300
                               Fax 303-216-3403